EXHIBIT 19
VALLEY NATIONAL BANCORP
SECURITIES TRADING POLICY

October 21, 2024

Background
The Board of Directors (the “Board”) of Valley National Bancorp (the “Company”) has adopted this Securities Trading Policy (this “Policy”) for our directors, officers, and employees (sometimes referred to as “you” in this Policy) with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.
The federal securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material nonpublic information about that company – that is, material information that is not known to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent securities trading by company personnel in violation of applicable securities laws. Company personnel who violate the insider trading laws or this Policy are also subject to sanctions by the Company, including dismissal.
Insider trading, whether in violation of this Policy, inadvertent, or innocent, can result in exposure of the Company and those subject to this Policy to investigations by U.S. authorities. The market surveillance division at the Financial Industry Regulatory Authority (“FINRA”) regularly examines trades in the period immediately preceding disclosure of material information, and they have easy access to records in the United States and elsewhere that reveal who made the trades.
This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s and your reputation. It is your obligation to understand and comply with this Policy. Although the Company will assist you in understanding your obligations, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. Any action on the part of the Company or any officer, director, or employee of the Company pursuant to this Policy (or otherwise) does not constitute legal advice or insulate an individual from liability under the applicable securities laws.
An Addendum to this Policy contains additional provisions applicable to directors, officers, and employees in groups such as finance and investor relations who are more likely to be exposed or have access to nonpublic information on a recurring basis.
Scope of Policy
Persons Covered. As a director, officer, or employee of the Company or its subsidiaries, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in securities covered by this Policy are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in such securities or a situation where you control all decisions regarding an incapacitated family member’s securities) (collectively, “Covered Family Members”). In addition, the same restrictions that apply to you also apply to trusts or other entities controlled by you or by any member of your household (collectively, “Covered Entities”). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.
This Policy also applies to any other persons that the Company may specifically designate as subject to this Policy, such as contractors or consultants who have access to material nonpublic information, in which case

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such designated person shall be subject to the terms and restrictions of this Policy to the same extent as any employee, including if so determined by the Company, the additional provisions set forth in the Addendum.
Securities Covered. The prohibition on securities trading in this Policy applies to all Company securities, including derivatives. Furthermore, the prohibition on securities trading in this Policy is not limited to trading in the Company’s securities. It also includes trading in securities of other firms about which Company personnel obtain non-public information during their employment or other relationship with the Company, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those firms.
Transactions Covered. Trading includes purchases and sales of common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, and any other securities the Company may issue from time to time, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as put and call options. This Policy also applies to bona fide gifts of Company securities. While this Policy covers put and call options, other policies of the Company prohibit such purchases or sales in the first instance.
Vesting of Restricted Stock and Restricted Stock Units. This Policy’s trading restrictions generally do not apply to the issuance of shares in connection with an award of restricted stock or restricted stock units or the withholding by the Company upon vesting of such awards of a portion of those shares to satisfy applicable withholding taxes pursuant to a previously made election to withhold for taxes. However, the trading restrictions apply to any new tax withholding election (or change of an election) you may make regarding your tax withholding method (e.g., “netting” shares vs. payment in cash) relating to a vesting of an award of restricted stock or restricted stock units. The trading restrictions apply to sales of Company stock issued upon vesting of restricted stock or restricted stock units.
Exercise of Options. This Policy’s trading restrictions do not apply to the exercise of options for cash or to the concurrent withholding by the Company of a portion of those shares issuable upon exercise of the option to satisfy applicable withholding taxes pursuant to a previously made election to withhold for taxes. The trading restrictions also generally would not apply to the withholding of shares or the delivery of previously owned shares to pay the exercise price of the option if made pursuant to a previous election to pay for the shares by this method. However, the trading restrictions do apply to any sale of shares made by a broker to fund the exercise price of an option (referred as a “broker-assisted cashless exercise”). The trading restrictions also apply to a new election (or change of an election) you may make (e.g., “netting” shares vs. payment in cash) relating to the exercise of an option and to the sale of any shares of Company stock issued upon the exercise of the option.
401(k) Plan. This Policy’s trading restrictions generally do not apply to periodic wage withholding contributions by an employee or the Company that are invested in a Company stock fund (if an available investment option) in accordance with the terms of the Company’s 401(k) plan and the employee’s pre-established election. However, the Policy’s trading restrictions do apply to any changes in your investment election regarding the Company’s stock fund, changes in your withholding levels or investment directions, fund transfers and plan loans under the 401(k) plan, in each case to the extent they relate to Company securities.
Automatic Reinvestment of Dividends. This Policy’s trading restrictions generally do not apply to the automatic reinvestment of dividends paid on Company securities. This exception does not apply, however, to an insider’s election to participate in automatic reinvestment of dividends or to increase or decrease his or her level of automatic reinvestment of dividends.

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Statement of Policy
Trading on Inside Information. You may not trade in the securities of the Company, directly or indirectly through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained during your employment with the Company.
You are prohibited from trading while in possession of material nonpublic information, even where you are not motivated to trade based on this information. For example, you may wish to sell securities to raise money for an emergency expenditure. Regardless of your reasons for trading, you may not do so if at the time you are aware of material nonpublic information.
No Tipping. You may not pass material nonpublic information on to others or recommend or express opinions to anyone, including family members and friends, as to the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading. Because even a casual remark recommending or expressing an opinion as to a purchase or sale of the Company’s securities, or another company’s securities about which you have obtained material nonpublic information during your employment, could be misconstrued as being based upon material nonpublic information, you should exercise caution in making any such recommendation or expressing any such opinions.
Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading based on inside information, the Company’s Board has adopted an Addendum to this Securities Trading Policy that applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and other officers and employees of the Company and its subsidiaries who may have regular access to material nonpublic information about the Company. Please see SCHEDULE I at the end of the Addendum to this Policy to determine if you are covered by the Blackout and Pre-Clearance Procedures. If you are covered, please familiarize yourself with the Addendum. You are responsible for determining if you are covered by the Blackout and Pre- Clearance Procedures.
The Addendum generally prohibits persons covered by it from trading in or engaging in certain other transactions involving Company securities or changing tax elections for vesting of stock awards or changing elections for exercising stock options during quarterly blackout periods and during certain event-specific blackouts. Some of the persons subject to blackout periods also must pre-clear all transactions in the Company’s securities, as provided in the Addendum.
Definition of Material Nonpublic Information
Inside information has two important elements—materiality and public availability.
Material Information. Information is material if a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a rule, should always be considered material. Common examples of material information include:
•Significant changes in future earnings or the incurring of significant losses or projections of future earnings that are significantly different than what is expected by investors.
•Earnings known, or known to a reasonably close approximation, prior to their announcement.

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•A proposed merger, acquisition, material joint venture or an acquisition or disposition of significant assets, even if preliminary in nature.
•    Major events regarding the Company’s securities, such as repurchase plans, changes in dividend policy or the public or private offering of additional equity or debt securities.
•    Liquidity problems, extraordinary borrowings or other materially adverse financial developments.
•    A significant cybersecurity incident.
•    A change in top management.
•    A change in debt ratings.
•    Significant write-downs in assets or increases in reserves.
•    Major changes in accounting methods or policies.
•    An auditor notification that the Company may no longer rely on an auditor’s audit report.
•    Actual or threatened major litigation or governmental investigation, or positive or negative developments regarding such litigation or investigation.
Material information is not limited to historical facts but may also include projections and forecasts. When in doubt about whether particular nonpublic information is material, you should presume it is material or consult the Company’s General Counsel (the “General Counsel”).
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. Generally, information should be considered public only two full trading days following the release of the information. For example, if the Company announces financial earnings before the market opens on a Thursday, the first time you can buy or sell Company securities is the opening of the market on the following Monday (assuming you are not aware of other material nonpublic information at that time).
Derivatives and Hedging Transactions; Pledges; Standing Orders
The Company considers it inappropriate for those employed by or associated with the Company to engage in short-term, speculative or derivative transactions in the Company’s securities, or in other transactions in the Company’s securities that may lead to inadvertent violations of the securities trading laws. We believe all employees should avoid such short-term speculation. We are requiring compliance with these rules by directors and certain officers. Accordingly, trading in Company securities is subject to the following:
Short Sales. Directors and officers at the level of First Senior Vice President and above may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Publicly Traded Options. Directors and officers at the level of First Senior Vice President and above may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Directors and officers at the level of First Senior Vice President and above also may not engage in such transactions privately (excluding Company granted stock options or phantom stock options).

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Hedging Transactions. Directors and officers at the level of First Senior Vice President and above are prohibited from entering into hedging or monetization transactions or similar arrangements involving Company securities, such as equity swaps, collars, exchange funds and forward sale contracts. These hedging transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the owner to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the interests of the owners and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders.
Prohibition on Trading on Margin or Pledges. Directors and executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan. If an executive officer has Company stock pledged when he/she is appointed as an executive officer, such officer is required to report this to the General Counsel and will be required to unwind the pledge as promptly as possible, but in any event within three years after becoming an executive officer, except that the Nominating, Governance and Corporate Sustainability Committee (“Nominating Committee”), upon request, may exempt some of or all the pledged shares from this requirement in its discretion. If a director has Company stock pledged when he/she joins the board, such director is required to report this to the General Counsel and will be required to unwind the pledge as promptly as possible but in any event within three years, except that the Nominating Committee upon request may exempt some or all of the pledged shares from this requirement in its discretion. The General Counsel shall report any pledging to the Nominating Committee and shall consult with such committee concerning any pledges and any exceptions to this Policy. The prohibition on pledging securities applies to directors, executive officers, and their Covered Family Members and Covered Entities.
Standing Orders. Standing orders regarding the Company’s securities should be used only for a very brief period. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful securities trading. This restriction does not apply to purchases and sales under a Rule 10b5-1 trading plan that is approved by the General Counsel of the Company or the Nominating Committee. Rule 10b5-1 trading plans are discussed below.
Gifts
This Policy applies to gifts of Company securities and any other transfers of Company securities for no consideration. Accordingly, you should not make any gifts of Company securities (i) during a blackout period or (ii) when the person making the gift otherwise possesses material nonpublic information regarding the Company. Persons subject to pre-clearance must pre-clear the gift.
Rule 10b5-1 Trading Plans
A Rule 10b5-1 trading plan is a written program for trading securities designed to gain the protections of the defenses against insider trading under Rule 10b5-1 of the Exchange Act. A plan of this type establishes parameters for purchases and/or sales of the Company’s securities by a broker or other independent fiduciary, or places discretion in another person who has no material nonpublic information.
Because the rules governing trading plans can be complex, anyone considering entering into or modifying a Rule 10b5-1 trading plan should first consult the General Counsel. Only trading plans or modifications thereto approved in advance by the General Counsel are permitted under the Policy. Any Rule 10b5-1 trading plan or modification must be submitted for approval no fewer than five business days prior to the entry into the Rule 10b5-1 trading plan. Unless the General Counsel (or his designee) specifies otherwise, approval of a Rule 10b5-1 trading plan or modification will be valid for a period of five business days from the date on which the approval is given (unless the individual who received the approval comes into possession of material nonpublic information during this period). If the Rule 10b5-1 trading plan is not entered into during this period, approval must be re-requested. By approving a Rule 10b5-1 trading plan, however, the Company does not

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incur any obligation to assure that the plan complies with Rule 10b5-1 or that a court would find that the plan complies. Each director, Section 16 officer, or employee who adopts a Rule 10b5-1 trading plan should consult with his or her own legal counsel.
Once the Rule 10b5-1 trading plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or Section 16 officers, ends on the later of 90 days after the adoption or modification of the Rule 10b5-1 trading plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or Section 16 officers, 30 days following the adoption or modification of a Rule 10b5-1 trading plan. A person may not enter into overlapping Rule 10b5-1 trading plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 trading plan during any 12-month period (subject to certain exceptions). Directors and Section 16 officers must include a representation in their Rule 10b5-1 trading plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5- 1 trading plan must act in good faith with respect to that plan.
Pre-clearance is not required for purchases and sales of securities under an approved 10b5-1 trading plan once the applicable cooling-off period has expired. With respect to any purchase or sale under an approved 10b5-1 trading plan, any third party effecting transactions on behalf of a director, Section 16 officer, or employee covered by this Policy must be instructed to send duplicate confirmations of all such transactions to the Company.
Post-Employment Transactions
This Policy continues to apply to your transactions in Company securities even after you have ended employment or other services to the Company. If you are aware of material nonpublic information when your employment or service relationship ends, you may not trade in Company securities until that information has become public or is no longer material. Those persons subject to the requirements of the Addendum must also comply with those requirements for a specified period of time following termination of employment or services for the Company, as set forth in the Addendum.
Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security, and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
Disclosures to Outsiders. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and management. Also, individuals who speak directly with reporters without going through the proper channels risk providing incorrect information, revealing proprietary strategies or creating an affirmative disclosure obligation. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Unless responding to such inquiries is among your specifically authorized responsibilities, you should politely refer all media representatives to the Company’s Investor Relations Department.
In addition, you should not discuss the Company or its business (or another company that is doing business with the Company) on any social media platform, such as LinkedIn, in an internet message board or chat room, or similar internet-based forum.

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Disclosure to Company Personnel. You should consider the consequences of disclosure of material nonpublic information even in discussions with Company personnel. For example, these individuals could be prohibited from trading in the Company’s securities until the information is publicly disclosed or, because of your communication, they could inadvertently violate the securities laws or this Policy. Accordingly, even within the Company, you should restrict dissemination of material nonpublic information on a need-to-know basis.
Whistleblower Protections. Notwithstanding this Policy, the Company does not intend to prohibit you, and you are not prohibited, from providing information or documents to a federal or state regulatory, self-regulatory, or enforcement agency or authority regarding possible violations of federal or state law or regulation, including as provided for, protected under, or warranted by applicable whistleblower provisions.
Company Assistance
Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to securities trading are often complex, not always intuitive and carry severe consequences.
Suspected Violations
Company personnel are expected to report actual or suspected violations of Company policies, laws and regulations. If you know or have reason to believe that any person has engaged in trading in securities in violation of this Policy, you should bring the relevant facts and circumstances to the attention of our Ethics Officer or General Counsel. You may also report this through our Whistleblower hotline on an anonymous basis. Please refer to the Company’s Code of Conduct.
Consequences of Violation
Insider trading cases have been brought involving employees trading through off-shore accounts, trading by family and friends based on information obtained from company employees and trading involving a relatively small number of shares or dollar amounts. The SEC, the stock exchanges and FINRA use sophisticated electronic surveillance techniques to uncover insider trading. Violation of the Policy may result in both civil and criminal penalties under applicable securities laws, including substantial fines and imprisonment. You may also be subject to Company sanctions that could include termination of your relationship with the Company.
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ADDENDUM TO SECURITIES TRADING POLICY REGARDING
BLACKOUT AND PRE-CLEARANCE PROCEDURES
(Dated as of October 21, 2024)
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Board has adopted this Addendum to the Company’s Securities Trading Policy. This Addendum applies to directors and executive officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain designated employees of the Company and its subsidiaries who are likely to have access to material nonpublic information about the Company. These individuals are referred to in this Addendum as Covered Persons. The names, departments and/or positions of the Covered Persons subject to this Addendum are listed on the attached Schedule I. The General Counsel may from time to time designate other individuals or positions that are subject to this Addendum and will amend Schedule I from time to time as necessary to reflect changes.
This Addendum supplements the Company’s Securities Trading Policy. Covered Persons subject to the Addendum must also comply with the Policy.

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Blackout Procedures
Covered Persons (together with their Covered Family Members and Covered Entities, as defined in the Policy) are subject to the following blackout procedures.
Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading based on material nonpublic information, you may not trade in the Company’s securities during the period beginning 15 days before the end of the quarter and ending after the second full trading day following the filing of the SEC-required periodic reports.
Event-Specific Blackouts. The Company may on occasion issue potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company’s securities, as follows. The existence of an event- specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel (or his designee) will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Pre-clearance Procedures
Some of the Covered Persons, namely directors and executive officers of the Company and certain other persons holding positions in which they are expected to regularly have access to material nonpublic information relating to business development, corporate transactions or legal or regulatory developments, are subject to pre-clearance procedures (see the “Subject to Pre- Clearance” column of Schedule I). Please see SCHEDULE I to determine if you are subject to pre-clearance procedures. If you have any question about whether you are covered, please contact the General Counsel.
If you are one of the persons subject to pre-clearance, you, together with your immediate family members and other members of your household, may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the General Counsel (or his designee).1 This includes stock plan transactions such as option exercises, gifts, loans, contributions to a trust or any other transfers. A request for pre-clearance should generally be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel (or his designee) will evaluate a pre-clearance request in light of this Policy and the relevant facts and circumstances, and will determine whether to approve or disapprove the request for clearance.

1    The General Counsel may not trade in Company securities unless the Chief Accounting Officer or the Chief Executive Officer has approved the trade(s) in accordance with the procedures set forth in this Addendum after you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material.

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Unless the General Counsel (or his designee) specifies otherwise, a pre-clearance for a trade or other activity involving Company securities will be valid for a period of five business days from the date on which the pre-clearance is given (unless the individual who received the pre-clearance comes into possession of material nonpublic information during this period). If the transaction does not occur during this period, pre-clearance must be re-requested.
Exception for Approved 10b5-1 Trading Plans
Trades by Covered Persons in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 trading plan are not subject to the prohibition on trading based on material nonpublic information contained in the Securities Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. As stated in the Policy, however, all Rule 10b5- 1 trading plans must be approved in advance by the General Counsel.
Post-Employment Transactions
The procedures set forth in this Addendum will continue to apply to your transactions in Company securities until the expiration of any blackout period that is applicable to your transactions at the time of your termination of employment or services. Upon the expiration of such blackout period, you will cease to be subject to the procedures set forth in this Addendum. Keep in mind, however, that under federal securities laws, if at any time you are aware of material nonpublic information.
Compliance with Section 16 and Rule 144
Directors and executive officers are responsible for compliance with Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933, as amended, in connection with their transactions in the Company’s securities. The requirements of the Securities Trading Policy and this Addendum do not supersede the required compliance with your obligations under Section 16 or Rule 144.
Section 16. Directors and executive officers should be aware that most transactions in Company securities, including tax withholding on vesting of restricted stock or restricted stock units, and gifts, are subject to the accelerated two business day reporting requirements under Section 16. The Company’s policy is to assist directors and executive officers in completing and filing their Section 16 reports. It is important that the Finance and Legal Departments receive prompt notice of reportable transactions, so that the Company can assist in filing the required reports on a timely basis. Pre-clearance is not the same as actual notice of a sale. Also, any 10b5-1 trades are not subject to pre-clearance, but still must be reported within two business days on a Form 4.
Rule 144. Directors and executive officers are required to file Form 144 before making open market sales of Company stock. This form is generally prepared and filed by your broker.
Company Assistance
Your compliance with this Addendum and the Company’s Securities Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Securities Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the General Counsel or their designees.
Certification
All Covered Persons must execute on an annual basis a certificate (which will be provided to them) certifying to their understanding of, and intent to comply with, the Company’s Securities Trading Policy and this Addendum.
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